Exhibit (a)(1)(iv)

Form of Letter from the Fund to Shareholders

in Connection with the Fund’s Acceptance of Shares

NEW MOUNTAIN PRIVATE CREDIT FUND

C/O Ultimus Fund Solutions, LLC

PO Box 46707

Cincinnati, OH 45246

[DATE]

[SHAREHOLDER NAME/ADDRESS]

Dear Shareholder:

This letter serves to inform you that New Mountain Private Credit Fund (the “Fund”) has received and accepted for purchase your tender of common shares of beneficial interest in the Fund.

In accordance with the terms of the tender offer, you will be issued a non-interest bearing, non-transferable promissory note (the “Note”), which will be held on your behalf by Ultimus Fund Solutions, LLC, the Fund’s transfer agent (the “Transfer Agent”), entitling you to receive payment(s) in an aggregate amount equal to the net asset value of the tendered shares as of June 30, 2025, and, if applicable, an early repurchase fee subject to the “early repurchase deduction.”

If you have any questions, or if you wish to request a copy of your Note, please contact the Transfer Agent at (833) 315-2991.

Sincerely,

New Mountain Private Credit Fund